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                                                                    EXHIBIT 10.4


                           TURNKEY DRILLING CONTRACT

THIS AGREEMENT, is made and entered into as of 24th day of February, 1997 by and between the parties herein designated as "Joint Venture" and "Contractor."

          Joint Venture:    Paluxy Joint Venture, Ltd.
          Address:          632 Adams Street, Suite 710
                            Bowling Green, Kentucky 42101

          Contractor:       Blue Ridge Energy, Inc.
          Address:          632 Adams Street, Suite 710
                            Bowling Green, Kentucky 42101

IN CONSIDERATION of the mutual promises, conditions and agreements herein contained, Joint Venture engages Contractor as an Independent Contractor to furnish the equipment, labor and services to drill, test, and complete its portion of a Venture Well to be located in Smith County, Texas, (referred to herein as "Venture Well") in search of oil and/or gas.

The Joint Venture will make the specified payments to Contractor in order (i) to obtain a price from Contractor for the drilling and completion of the Venture Well to specified depths, (ii) to assure that Contractor will be available to drill, test and complete the subject Venture Well for the Joint Venture, (iii) to assure that Contractor will make available on a preferential basis sufficient drilling and completion apparatus needed to drill, test and complete the Venture Well at the earliest possible time, (iv) to obtain a preferential use of Contractor's services, and (v) to assure competent supervisory personnel are available in the drilling and completion of the subject Venture Well.

Contractor agrees to furnish all equipment, labor and services necessary for the drilling to the depth indicated herein and the completion of such Venture Well. Contractor agrees that the work to be conducted under the terms of this Agreement will be done with diligence and care in a good and workmanlike manner and agrees to provide competent supervision of the work performed hereunder. Unless specifically otherwise provided for herein, all the required equipment, services and labor are furnished for the price set forth herein.

1. LOCATION OF VENTURE WELL: See Exhibit "1" attached hereto and made a part hereof.

2.    TERMINATION DATE:

Contractor agrees to use its best efforts to complete operations for the acquisition, drilling and testing of the Venture Well by June 30, 1997, and Contractor and the Joint Venture agree that time is of the essence under this Agreement.

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3.    BASIS OF DETERMINING AMOUNTS PAYABLE TO CONTRACTOR:

Contractor shall be paid at the following rate for the work performed hereunder:

      "Drilling, Price":                                   $647,280

      "Completion and Equipping Price":                    $190,948

4.    DEPTH:

Subject to the right of the Joint Venture to direct the stoppage of work at any time (as provided in paragraph 7), the Venture Well shall be drilled to the depth as specified in Exhibit "1" or to the depth at which the production casing (oil string) is set, whichever depth is first reached, which depth is hereinafter referred to as the "Contract Depth."

5.    TIME OF PAYMENT:

      5.1 Basis: Payment by the Joint Venture to the Contractor of the Drilling Price becomes due and payable upon the receipt by the Joint Venture of an invoice from the Contractor. Neither commencement nor completion of Contractor's performance shall be a condition precedent to this obligation to pay.

      5.2 Attorneys' Fees: If this Agreement is placed in the hands of an attorney for collection of any sums due hereunder, or suit is brought on same, or sums due hereunder are collected through bankruptcy or probate proceedings, then the Joint Venture agrees that there shall be added to the amount due reasonable attorneys' fees and costs.

6.    COMPLETION PROGRAM:

The Joint Venture shall determine whether Contractor shall set an oil string. In the event the Joint Venture directs that drilling operations cease and to abandon the Venture Well, Contractor shall plug the Venture Well, remove all drilling apparatus from the well sites and the obligations of the parties hereunder shall cease. In the event the Joint Venture directs Contractor to set an oil string and makes timely payment to the Contractor of the completion price, Contractor shall commence the operations necessary to complete the Venture Well for commercial production, including the setting of an oil string and the acquisition, delivery and installation of a pump jack, holding tank and all other necessary equipment needed to extract and contain oil from the Venture Well. If Contractor should enter into an assignment with another entity to undertake the Completion Program, Contractor may bill Joint Venture, and Joint Venture will pay for any completion costs over and above the Completion Price set forth herein.

7.    STOPPAGE OF WORK BY JOINT VENTURE:

Notwithstanding the provisions of paragraph 3 with respect to the depth to be drilled, the Joint Venture shall have the right to direct the stoppage of the work to be performed by the Contractor hereunder at any time prior to reaching the Contract Depth and even though Contractor has made no default hereunder. If Joint Venture exercises its right to discontinue drilling a well, the Joint Venture will not receive a refund for any unused portion of the Drilling Price allocable to the discontinued well but the Joint Venture may direct Contractor to apply the unused portion of the Drilling Price to the intangible cost of another well that the Joint Venture shall specify. The unused portion of the Drilling Price will be determined as follows:

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Contractor shall determine a sum equal to all the actual expenses reasonably and necessarily incurred up to the date the Joint Venture notified Contractor to discontinue drilling plus such additional expenses reasonably and necessarily incurred in order for Contractor to cease operations, including plugging and abandoning the hole, and dismantling the rig plus the sum of 15% of such total actual expenses. This sum shall be deducted from the Drilling Price of the wells. The resulting difference shall be the unused portion of the price.

8.    REPORTS TO BE FURNISHED BY CONTRACTOR:

      8.1 Contractor shall keep and furnish to the Joint Venture an accurate record of the work performed and formations drilled on the IADC-API Daily Drilling Report form or other form acceptable to the Joint Venture. A legible copy of said form signed by Contractor's representative shall be furnished by Contractor to the Joint Venture.

      8.2 Delivery tickets, if requested by the Joint Venture, covering any material or supplies furnished by the Joint Venture shall be turned in each day with the daily drilling report. The quantity, description and condition of materials and supplies so furnished shall be checked by Contractor and such tickets shall be properly certified by Contractor.

9.    RESPONSIBILITY FOR A SOUND LOCATION:

Contractor shall prepare a sound location, adequate in size and capable of properly supporting the drilling rig. Contractor shall be responsible for a conductor pipe program adequate to prevent soil and subsoil washout. In the event subsurface conditions cause a cratering or shifting of the location surface, and loss or damage to the rig or its associated equipment results therefrom, the Joint Venture shall not be responsible for reimbursing Contractor for any such loss or damage including payment of work stoppage rate during repair and/or demobilization if applicable.

10.   RESPONSIBILITY FOR ROAD AND LOCATIONS:

Contractor agrees at all times to maintain roads to locations and each location in such a condition that will allow free access and movement to and from the drilling site in an ordinarily equipped highway type vehicle.

11.   PAYMENT OF CLAIMS:

Contractor agrees to pay all claims for labor, material, services and supplies to be furnished by Contractor hereunder, and agrees to allow no lien or charge to be fixed upon the lease, the wells or other property of the Joint Venture or the land upon which said wells are located.

12.   RESPONSIBILITY FOR LOSS OR DAMAGE:

      12.1 Contractor's Surface Equipment: Contractor shall assume liability at all times for damage to or destruction of Contractor's surface equipment, including but not limited to all drilling tools, machinery and appliances, for use above the surface, regardless of when or how such damage or destruction occurs.

      12.2 Contractor's In-Hole Equipment Basis: Contractor shall assume liability at all times for damage to or destruction of Contractor's in-hole equipment, including but not limited to drill pipe,










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      drill collars and tool joints, and the Joint Venture shall be under no liability to reimburse Contractor for any such loss.

      12.3 Joint Venture's Equipment: The Joint Venture shall assume liability at all times for any defective equipment owned by it, including but not limited to casing, tubing, well head equipment, and Contractor shall be under no liability to reimburse the Joint Venture for any such loss or damage.

      12.4 Fire or Blow-Out: Should a fire or blowout occur or should the hole for any cause attributable to Contractor's operators be lost or damaged while Contractor is engaged in the performance of work hereunder, all such loss of or damage to the hole including cost of regaining control of a fire or blowout, shall be borne by Contractor; and if the hole is not in condition to be carried to the Contract Depth as herein provided, Contractor shall, if requested by the Joint Venture, commence a new hole without delay at Contractor's cost; and the drilling of the new hole shall be conducted under the terms and conditions of this Agreement in the same manner as though it were the first hole and Contractor shall be responsible for replacement of any casing lost in a junked and abandoned hole as well as the cost of preparing a new drill site for the new hole and the road thereto. In such case, Contractor shall not be entitled to any payment or compensation for expenditures made or incurred by Contractor on or in connection with the abandoned hole.

13.   NO WAIVER EXCEPT IN WRITING:

It is fully understood and agreed that none of the requirements of this Agreement shall be considered as waived by either party unless the same is done in writing, and then only by the persons executing this Agreement, or other duly authorized agent or representative of the party.

14.   FORCE MAJEURE:

If either party hereto is rendered unable, wholly or in part (and its performance hereunder is not rendered merely commercially impracticable) by force majeure to carry out its obligation under this Agreement, it shall give the other party prompt written notice of the force majeure with reasonably full particulars. Thereupon, the obligations of the notifying party, so far as they are affected by the force majeure, shall be suspended during, but not longer than, the continuance of the force majeure, and the notifying party agrees to use reasonable diligence to remove the force majeure as quickly as possible. This paragraph shall not relieve either party hereto for its obligations to expend sums of money or to indemnify the other party hereto, as provided elsewhere in this Agreement. The term "force majeure" as herein employed shall mean an act of God, strike, lockout or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, extreme weather conditions, or governmental restraint.

15.   INFORMATION CONFIDENTIAL:

Upon written request by the Joint Venture, information obtained by Contractor in the conduct of drilling operation on the Venture Well, including, but not limited to depth, formations penetrated, the results of coring, testing and surveying, shall be considered confidential and shall not be divulged by Contractor or its employees, to any person, firm or any corporation other than the Joint Venture's designated representative.



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16.   ASSIGNMENT:

Neither party may assign this Agreement without the prior written consent of the other, and prompt notice of any such intent to assign shall be given to the other party. If any assignment is made that materially alters Contractor's financial burden, Contractor's compensation shall be adjusted to give effect to any increase or decrease in Contractor's operating costs.

17.   NOTICES AND PLACE OF PAYMENT:

All notices to be given with respect to this Agreement unless otherwise provided for shall be given to Contractor and to the Joint Venture respectively at the addresses hereinabove shown. All sums payable hereunder to Contractor shall be payable at the address hereinabove shown unless otherwise specified herein.


                                        BLUE RIDGE ENERGY, INC.

                                        By:     /s/ ROBERT D. BURR
                                                -------------------------------
                                                Robert D. Burr, President


                                        PALUXY JOINT VENTURE, LTD.
                                        A KENTUCKY LIMITED PARTNERSHIP

                                        By:     Blue Ridge Energy, Inc.
                                                Joint Venture Manager


                                            By: /s/ ROBERT D. BURR
                                               --------------------------------
                                                Robert D. Burr, President


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                           EXHIBIT "1" TO EXHIBIT "D"

                                FEBRUARY 24, 1997

MOLLY JANE PROSPECT: The primary investment objective of the Joint Venture is the acquisition of approximately a 50.00% Working Interest, which is approximately a 35.00% Net Revenue Interest in a well site on the Molly Jane Prospect and the production and sale of oil and/or gas therefrom. This prospect consists of approximately 80 acres of oil and gas leases in Smith County, Texas and the well to be re-entered and drilled thereon (the "Venture Well"). The Venture Well will be drilled to a depth of 7,700', or a depth sufficient to test the Paluxy Sandstone formation.


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